Exhibit 23.1



CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 13, 2001 relating to the consolidated financial statements, which appears in the 2000 Annual Report to Shareholders of Tasty Baking Company, which is incorporated by reference in Tasty Baking Company 's Annual Report on Form 10-K for the year ended December 30, 2000. We also consent to the incorporation by reference of our report dated February 13, 2001 relating to the consolidated financial statement schedules, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania
July 27, 2001